UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2007

POWERWAVE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21507	11-2723423
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place

Santa Ana, CA 92705

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (714) 466-1000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On April 24, 2007, Powerwave Technologies, Inc. (the “Company”) and its subsidiaries, Powerwave Comtek, Inc. (“Comtek”) and Powerwave Technologies Sweden AB (“Powerwave Sweden”) entered into a Revolving Trade Receivables Purchase Agreement by and among the Company, Comtek, Powerwave Sweden, the several banks and other financial institutions named therein as “Purchasers” from time to time (the “Purchasers”) and Deutsche Bank AG, New York Branch, as Administrative Agent (the “Receivables Purchase Agreement”).

The Receivables Purchase Agreement provides for a receivables sales facility pursuant to which certain trade receivables are sold to a group of banks, which group currently includes Deutsche Bank AG, New York Branch. The outstanding amount of trade receivables sold under the receivables facility may not exceed $65.0 million at any given time. Pursuant to the receivables sales facility, the Company, Comtek and Powerwave Sweden can sell eligible trade receivables to the bank group for a purchase price equal to 90% of the invoice/face amount thereof, and the Company acts as the servicer for such receivables. The Company’s appointment as the servicer is subject to termination events that are customary for such transactions. The receivables sales facility is also subject to conditions to funding, representations and warranties, undertakings and early termination events that are customary for transactions of this nature.

The Company expects to use the proceeds of the sales of trade receivables for working capital and for general corporate purposes.

The foregoing description of the Receivables Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Receivables Purchase Agreement, a copy of which will be filed with the Company’s next Quarterly Report on Form 10-Q.

Item 1.02 – Termination of a Material Definitive Agreement.

On April 24, 2007, after entering into the Receivables Purchase Agreement referenced above, the Company terminated that certain Credit Agreement dated October 13, 2006, by and among the Company, Bank of America, N.A., as Documentation Agent (“Documentation Agent”), Comerica Bank, as Administrative Agent (“Administrative Agent” and together with Documentation Agent, the “Agents”), and each of the Lenders party thereto, as amended by that certain First Amendment to Credit Agreement entered into on February 28, 2007 and effective as of December 31, 2006, by and among the Company, the Agents, and each of the Lenders party thereto (collectively, the “Amended Credit Agreement”).

The Amended Credit Agreement provided for a $75 million revolving credit facility. The obligations under the Amended Credit Agreement were guaranteed by Powerwave Wireless, Inc. (“Wireless”) and were secured by substantially all present and future assets and properties of the Company and Wireless other than real property and certain capital stock of foreign subsidiaries. The obligations under the Amended Credit Agreement were also secured by a pledge of 65% of the capital stock of Powerwave Technologies Sweden AB.

As of the date of termination, the Company had not borrowed any amounts under the Amended Credit Agreement. In addition, the Company did not incur any early termination penalties in connection with the termination of the Amended Credit Agreement.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which was filed as Exhibit 10.57 to the Company’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission

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on November 13, 2006 and the First Amendment to Credit Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 2, 2007.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company’s entry into the Receivables Purchase Agreement described in Item 1.01 constitutes the creation of a direct financial obligation. The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2007	POWERWAVE TECHNOLOGIES, INC.

	By:	/s/ Kevin T. Michaels
Kevin T. Michaels
Chief Financial Officer

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